Exhibit 10.45

SECOND AMENDMENT TO

CUPERTINO CITY CENTER NET OFFICE LEASE

THIS SECOND AMENDMENT TO CUPERTINO CITY CENTER NET OFFICE LEASE (this “Second Amendment”) is made and entered into as of March 10, 2006 by and between CUPERTINO CITY CENTER BUILDINGS, a California limited partnership (“Lessor”), and CHORDIANT SOFTWARE, INC., a Delaware corporation (“Lessee”).

RECITALS:

A.           Lessor and Lessee entered into that certain Cupertino City Center Net Office Lease dated as of June 19, 1998, as amended by that certain First Amendment dated December 31, 2003 (the “Lease”), pursuant to which Lessor leased to Lessee, and Lessee leased from Lessor, certain “Premises” (as more particularly described in the Lease), containing an aggregate of approximately 31,071 square feet of Rentable Area, commonly known as Suite 250 and Suite 400, within the “Building” (as defined in the Lease) located at 20400 Stevens Creek Boulevard, Cupertino, California. All initial capitalized terms used herein but not herein defined shall have the meaning ascribed to such terms in the Lease.

B.           Lessor and Lessee now desire to enter into this Second Amendment to amend the Lease to provide, among other things, for the early termination of the Lease as to a portion of the Premises, commonly known as Suite 250 containing 6,109 square feet of Rentable Area (the “Surrendered Space”), all on terms as more particularly provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor and Lessee agree as follows:

1. Incorporation of Recitals. The recitals set forth above are agreed to be true and correct and are incorporated in this Second Amendment by this reference.

2. Notwithstanding anything to the contrary contained in the Lease:

(a) Subject to the satisfaction of the “Condition Precedent” (as hereinafter defined), the Lease shall terminate as to the Surrendered Space only upon the end of the day on April 15, 2006 (the “Surrendered Space Termination Date”).

(b) Lessee shall surrender possession of the Surrendered Space by the Surrendered Space Termination Date, free of occupants, in broom clean condition. Lessor confirms that Lessee shall not otherwise have any obligation to return the Surrendered Space to its original condition. If Lessee first obtains the express written consent of Lessor, Lessee may remain in possession of the Surrendered Space after the Surrendered Space Termination Date for the period of time outlined in Lessor’s written consent, and such occupancy shall be at the Base Rent in effect immediately preceding such Surrendered Space Termination Date, plus all other rental charges payable hereunder, and upon all the terms applicable to such continued tenancy. In the event Lessee does not have Lessor’s express written consent to retain possession of the Surrendered Space, and lessee fails to surrender possession of the Surrendered Space upon the Surrendered Space Termination Date, then Lessee’s continued occupancy of the Surrendered Space shall be an unauthorized holding over without Lessor’s approval, which shall be governed by the provisions of the Lease applicable to an unauthorized holding by Lessee following the

Exhibit 10.45

expiration of the Term (as if the Surrendered Space Termination Date was the date of such expiration as to the Surrendered Space).

(c) Lessee hereby represents and warrants to Lessor that Lessee has not entered into and shall not hereafter enter into any assignment, sublease, license, concession, or other agreement which in any manner permits the Surrendered Space to be occupied by any other person or entity (collectively, any “Transfer”). Lessee shall indemnify, defend, and hold harmless Lessor from and against any and all claims, demands, losses, liabilities, costs and/or expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising as a result of any breach of the foregoing covenants, representations and warranties, as a result of any claimed Transfer of the Surrendered Space by Lessee and/or any claim made by a third party against Lessor related in any manner to any existing, proposed or contemplated Transfer of the Surrendered Space by Lessee. The obligations of Lessee pursuant hereto shall survive the early termination of the Lease as to the Surrendered Space pursuant to this Third Amendment.

(d) Lessor shall have the right to enter into one or more leases with one or more third party tenants for Surrendered Space which may be effective at any time after the Surrendered Space Termination Date containing such terms and conditions as are acceptable to Lessor in Lessor’s sole and absolute discretion.

(e) Each party shall perform each of its respective obligations under the Lease with respect to the Surrendered Space through and to the Surrendered Space Termination Date, but neither party shall have any further rights, obligations or liabilities under the Lease with respect to Surrendered Space relating to the period from and after the Surrendered Space Termination Date other than rights, obligations and liabilities under the Lease accruing with respect to the period prior to the Surrendered Space Termination Date (including, without limitation, Lessee’s obligations for indemnification, defense, and holding harmless of Lessor under the Lease with respect to matters relating to the period prior to the Surrendered Space Termination Date but for which a claim is not made until after the Surrendered Space Termination Date, as provided in Lease provisions respecting indemnity by Lessee) which shall survive the early termination of the Lease as to the Surrendered Space.

(f) The portion of the Premises not included within the Surrendered Space is referred to in this Second Amendment as the “Continuing Premises.” The Continuing Premises is hereby agreed to contain 24,962 square feet of Rentable Area. The terms and conditions of the Lease (as hereby amended) shall continue in full force and effect for the remaining Term, subject to the following:

(i)             Base Rent allocable to the Continuing Premises following the Surrendered Space Termination Date shall be based on the following revised rent schedule:

            April 16, 2006 - December 31, 2006         $68,395.88 per month (prorated for April 2006)
            January 1, 2007 - December 31, 2007      $70,892.08 per month
            January 1, 2008 - December 31, 2008       $73,388.28 per month

(ii)             From and after the Surrendered Space Termination Date, Lessee shall continue to pay Lessee’s Percentage Share of Project Expenses, but Lessee’s Percentage Share shall be reduced to 13.98% of the Building (7.02% of the Project) to reflect only the Rentable Area of the Continuing Premises.

                 (iii)             Section 2.g.(i) of the First Amendment is hereby deleted in its entirety.

Exhibit 10.45

2.     It shall be a condition precedent to the effectiveness of the early termination of the Lease that upon execution of this Second Amendment by Lessee, Lessee shall pay to Lessor the sum of one hundred thousand dollars ($100,000.00) (the “Condition Precedent”).    Additional payments of one hundred thousand dollars ($100,000.00) each shall be made by Lessee to Lessor on or before June 1, 2006 and on or before October 1, 2006, for a total payment to Lessor of three hundred thousand dollars ($300,000.00). Failure to provide such payments on or before the respective due date(s) shall constitute a monetary default under the Lease and such delinquent payment shall be subject to late fees and interest until paid.

3.     Lessor and Lessee each represent and warrant that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, except for Cornish & Carey Commercial, as Lessee’s agent.    In the event of any claim for broker’s or finder’s fees or commissions in connection with this Second Amendment, Lessee shall indemnify, hold harmless and defend Lessor from and against any and all liability, claims, demands, damages and costs (including, without limitation, reasonable attorneys’ fees and other litigation expenses) on account of such claim if it shall be based upon any statement, representation or agreement claimed to have been made by Lessee. Lessee shall be solely responsible for any brokers’ fees associated with the reduction of the Premises as herein set forth.    Broker’s commissions associated with the reletting of the Surrendered Premises following the Surrendered Space Termination Date shall be the responsibility of Lessor under a separate agreement between Lessor and Lessor’s agent, if any.

4.     Lessee hereby represents, warrants and agrees that:   (i) the Lease, as amended by this Second Amendment, remains unmodified and in full force and effect and continues to be a legal, valid and binding agreement and obligation of Lessee; (ii) Lessee has not assigned or sublet all or any part of its interest in the Lease, as amended by this Second Amendment, or in the Premises; (iii) Lessee is not in default in the performance of any of its obligations under the Lease, as amended by this Second Amendment; (iv) to the best of Lessee’s knowledge, Lessor is not in default under the Lease, as amended by this Second Amendment; and (v) Lessee does not have or claim any offset or defense to its performance of its obligations under the Lease, as amended by this Second Amendment.

5.     Except as specifically amended by this Second Amendment, the Lease shall continue in full force and effect.   In the event of any conflict between the provisions of the Lease and the provisions of this Second Amendment, the provisions of this Second Amendment shall prevail.

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Exhibit 10.45

6.               This Second Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but any number of which, taken together, shall constitute one and the same instrument.

    IN WITNESS WHEREOF, Lessee and Lessor have entered into this Second Amendment as of the date first written above.

LESSOR:	LESSEE

CUPERTINO CITY CENTER BUILDINGS,	CHORDIANT SOFTWARE, INC.,
a California limited partnership	a Delaware corporation

By:	PROM XX, INC.,	By:	/s/ Steven R. Springsteel
a California corporation, its general partner
Print Name:	Steven R. Springsteel

By:	PROMETHEUS REAL ESTATE	Its	President & CEO
GROUP, INC., a California corporation,
as agent for owner	Date:	July 10	, 2008

By:	/s/ Jaclyn B. Satier	By:	/s/ Derek Witte

Print Name:	JACLYN B. SATIER	Print Name:	Derek Witte

Its:	EVP and Principal	Its:	VP General Counsel

By:	/s/ William R. Leira

Print Name:	William R. Leira

Its:	Assistant Secretary